EXHIBIT 17.1



                               STEPHEN H. DURLAND
                                326 Peruvian Ave.
                              Palm Beach, FL 33480
              (561) 822 9995 fax (561) 822 9942 cell (561) 756 1056
                            sdurland@durland-cpa.com





13 March 2004



ElectraCapital, Inc.
(f/k/a ASGA, Inc.)




I hereby submit my resignation as an officer and director of the Company, effective immediately.




Sincerely,


/s/ Stephen H. Durland
Stephen H. Durland